EXHIBIT 10.4

NOTICE OF NONCOMPLIANCE

NOTICE OF AUDIT FINDINGS

Dear Mr. Borgwing:

During May, 1995, the Massachusetts Department of Environmental Protection (the Department) conducted an audit of certain activities related to the above referenced disposal site pursuant to the Massachusetts Contingency Plan (MCP), 310 CMR 40.1100. That audit is now complete.

The purpose of this Notice is to inform you that, as a result of the audit, Department personnel have determined that you are in noncompliance with one or more laws, regulations, orders, licenses, permits, or approvals enforced by the Department, The specific aspects of the noncompliance and the measures the Department wants you to take to come into compliance are described in this Notice of Noncompliance.

The audit included a windshield survey conducted on May 8, 1995, a review of the documents listed below, and a review of other information in the Department's files:

1) LSP Evaluation opinion report, prepared for WASA Management by Environmental Science Services (ESS), and dated June 17, 1994; and

2) "Phase I - Limited Subsurface Investigation of 580 Winter Street, Waltham, Massachusetts", prepared for Prudential Realty Group by Certified Engineering & Testing Company and dated May 9, 1989.

SITE SUMMARY

On August 14, 1987, a 10,000 gallon petroleum underground storage tank
(UST) was removed from the subsurface at 580 Winter Street, Waltham, Massachusetts. Soil contaminated with number 4 fuel oil was discovered in this tank excavation. The Department was notified of this release on August l7, 1987.

An Environmental Site Investigation for the property was completed by Goldberg-Zoino & Associates, Inc. (GZA), in January 1989. Six soil borings were drilled and four groundwater monitoring wells were installed. Fuel oil and chlorinated volatile organic chemicals (VOCs) were detected in soil and groundwater samples from the site. VOCs were not detected in soil at the site at levels exceeding the MCP RCS-l Reportable Concentrations. Trichloroethene was measured in a groundwater sample from well GZA-2 at a concentration of 21 ug/l, which exceeds the RCGW-1 concentration of 5 ug/l.

A Phase I-Limited Site Investigation was conducted by Certified
Engineering & Testing Company during the spring of 1989, On March 16 and 20, 1989, borings were drilled at the property, Split spoon screening was conducted at five foot intervals in these borings, Two groundwater monitoring wells were installed. Three shallow soil samples were also collected at this tine. These shallow soil samples were collected with a shovel from a depth of two feet. fuel oil and chlorinated VOCs were again detected in soil and groundwater samples from the site. VOCs were not detected in soil at levels exceeding the MCP RCS-l Reportable Concentrations, Trichloroethene was measured in a groundwater sample from well GZA-2 at a concentration of 9.6 ug/l, which exceeds the RCGW-1 concentration of 5 ug/l. Total Petroleum Hydrocarbon (TPH) was measured in a groundwater sample from well
MW-103 at a concentration of 6 MG/1, which exceeds the RCGW-1 concentration of l mg/l.

A Preliminary Environmental Assessment was conducted by Environmental science services (ESS). ESS collected groundwater samples from existing monitoring wells in November 1992 and December 1993. Trichloroethene wag measured in a groundwater sample from well GZA-3A at a concentration of 7 ug/1 in November 1992 (RCGW-1 = 5 ug/1). Trichloroethene was not detected in a water sample collected from this well in December 1993 (detection limit 5 ug/1).

LSP EVALUATION OPINION

The LSP Evaluation Opinion states that, "the subject site presents no significant risk to its occupants, the surrounding properties, or the City of Cambridge water supply. Since no contaminants listed in the MCP were currently detected, and previously collected groundwater samples were below the applicable RCGW-2 standards, it is the opinion of the undersigned that the location is not a disposal site where a release of oil and/or hazardous materials has occurred which is subject to the notification requirements of 310 CMR 40.0300, and that no further response actions are required."

SITE VISIT

On May 8, 1995, a representative of the Department completed a windshield survey of the subject site. The location of the property with respect to the Cambridge Reservoir was noted. Winter Street, and a narrow wooded area bordering the street, lie between the site and the Reservoir. The site is located on a hill overlooking Winter Street. Surface topography slopes strongly toward winter Street in this area, Surface water runoff is collected by storm drains which empty into a retention pond in the Winter Street median strip. A small stream, which flows in a southerly direction, away from the Cambridge Reservoir, is located east of the site, opposite a Guest Quarters suite Hotel.

No sheens were observed on either the retention pond or the stream.

NOTICE OF NONCOMPLIANCE

The following is a description of (1) each activity identified during the audit which is in noncompliance, (2) the requirements violated, (3) the action the Department now wants you to take, and (4) the deadline for taking such action, An administrative penalty may be assessed for every day from now on that you are in noncompliance.

Notwithstanding this Notice of Noncompliance, the Department reserves the right to exercise the full extent of its legal authority in order to obtain full compliance with all applicable requirements, including, but not limited to, criminal prosecution, civil action including court-imposed civil penalties, or administrative penalties assessed by the Department.

ENTITY IN NONCOMPLIANCE

WASA Management
30 Federal Street
Boston, MA 02110
DEP RTN #3-2117

LOCATION WHERE NONCOMPLIANCE OCCURRED OR WAS OBSERVED

Waltham, 580 Winter Street

DATE(S) WHEN NONCOMPLIANCE OCCURRED OR WAS OBSERVED

June 22, 1994, the date the Department received a Licensed Site
Professional Evaluation Opinion/Report dated June 17, 1994 .

DESCRIPTION OF ACTIVITY OF NONCOMPLIANCE

The LSP Evaluation opinion did not identify the applicable groundwater category for the site,

DESCRIPTION OF REQUIREMENT(S) NOT COMPLIED WITH

The LSP Evaluation Opinion compared contaminant concentrations in groundwater at the site to the MCP RCGW-2 Reportable Concentrations. However, based on a measurement made from the Maynard, Massachusetts, USGS Quadrangle (scale = 1:25,000), the site is located approximately 325 feet from the shore of the Cambridge Reservoir, a Class A surface water body used as a public drinking water supply. Pursuant to section 40.0362(l)(a)(4) of the MCP, the reporting category for groundwater at the site is RCGW-1 because the site is located within the Zone A of the Cambridge Reservoir,

Groundwater monitoring well MW-103 contained TPH at a concentration of 6 mg/l when last sampled in March 1989. This level exceeds the MCP RCGW-1 TPH Reportable Concentration of 1.0 mg/l. Groundwater monitoring well MW-101 contained trichloroethene at a concentration of 55 ug/1 when last sampled in March 1989. This level exceeds the MCP RCGW-1 trichloroethene Reportable Concentration of 5.0 ug/l.

Based on the RCGW-1 groundwater category and levels of trichloroethene and fuel oil in groundwater, the site is subject to the notification requirements pursuant to 310 CMR 40.0300.

DESCRIPTION OF DEADLINE(S) OF ACTION TO BE TAKEN

Submit to the Department, within 60 days of the date of this Notice, in accordance with 310 CMR 40.0610(5), a revised LSP Evaluation opinion which indicates in Section B. that a release subject to the notification requirements of 310 CMR 40,0300 occurred or may have occurred at the subject site and that further response actions are necessary. This LSP Evaluation Opinion must be accompanied by either a Tier Classification Submittal Transmittal Form (BWSC-107) completed in accordance with 310 CMR 40,0500 with a Tier I Permit Application if necessary, or a Response Action Outcome
Statement (BWSC-104) completed in accordance with 310 CMR 40,1000.

The revised LSP Evaluation opinion must also be accompanied by a letter requesting that the Department rescind the original LSP Evaluation Opinion dated June 17, 1994 (received by the Department on June 22, 1994) and replace it it with the revised LSP Evaluation opinion.

If the requested documents are not received by the Department within 60 days of the date of this Notice, pursuant to 310 CMR 40.0610(6), the site will default to a Tier 1B Classification and Tier 1B Annual Compliance Fees will be assessed.

A copy of this Notice has been sent to your LSP. You may consult with your LSP when preparing a response to this Notice, Note, however, that you, not your LSP, are obligated to respond to this Notice and remedy the violation.

Note that any submittal to the Department made in response to this Notice must include the certification statement specified in 310 CMR 40,0009, signed by an authorized individual.

CONCLUSION

You are advised to respond to the Notice of Noncompliance within the timeframes outlined above to avoid additional enforcement action by the Department.

This audit focused primarily on compliance 'with certain requirements of M.G.L. c. 21E and the MCP and, to a limited extent, other applicable requirements.

This audit does not preclude future audits of past, current, or future response actions or activities at the site or inspections to confirm compliance with applicable requirements of other laws or regulations enforced by the Department.

If you have any questions regarding this notice or any of the requirements contained in it, please contact Jack Miano at the letterhead address or telephone (617) 932-7600,

Very truly yours,

          /s/

Jack Miano
Environmental Engineer

          /s/

Richard J. Chalpin
Regional Engineer
Bureau of Waste Site Cleanup

cc:     DEP/Woburn, Data Entry/Files
DEP/Woburn/BWSC, John Fitzgerald DEP/Woburn/BWSC, Patricia Donahue DEP/BWSC/Boston/5th fl, c/o Steve Winslow City of Waltham, 610 Main Street, Waltham, MA 02154,
Attn: Health Agent
City of Waltham, 610 Main Street,  Waltham, MA 02154,
Attn: Board of Selectmen
Environmental Science Services, 450 Lexington Street,
Newton, MA 02166, Attn: Duncan Wood